Exhibit 4.32

FIRST AMENDMENT TO THE

EXCLUSIVE LICENSE AGREEMENT

by and among

SKINVISIBLE, INC.,

QUOIN PHARMACEUTICALS, INC.,

Dated as of October 17, 2019

FIRST AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT TO THE EXCLUSIVE LICENSE AGREMEMENT (this “Amendment”) is made and entered into as of July 31, 2020, by and among Skinvisible, Inc., a Nevada corporation (referred to as “SKINVISIBLE” ), and Quoin Pharmaceuticals, Inc., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, the Parties have entered into the EXCLUSIVE LICENSE AGREEMENT dated October 17, 2019;

WHEREAS, the Parties hereby amend the EXCLUSIVE LICENSE AGREEMENT as follows:

1.

Section 7.0 License Fee.  As partial consideration for the rights conveyed by Skinvisible under this Agreement, Licensee agrees to pay to Skinvisible a one-time, non-refundable, non-creditable license issue fee of one million USD dollars (USD $1,000,000) (“License Fee”).  In the event that the Licensee’s initial funding event is equal to or greater than ten million USD (USD $10,000,000), the full License Fee shall be payable immediately upon the successful closing of the initial funding event.  In the event that any funding event is less than USD$ 10,000,000, Licensee will pay Skinvisible a non-refundable 10% of the net amount raised in any funding event until the full License Fee is paid, due no later than September 30, 2020.  This Agreement will automatically terminate if the License Fee is not paid by September 30, 2020.  Licensee agrees to hold bi-monthly update calls with Skinvisible on the status of funding until such time the full License Fee is paid.

2.	All other terms and conditions of the Exclusive License Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

SKINVISIBLE, INC.

By:	/s/ Terry Howlett
Name:	Terry Howlett
Title:	President & Chief Executive Officer

QUOIN PHARMACEUTICALS, INC.

By:	/s/ Michael Myers
Name:	Michael Myers, Ph.D.
Title:	President & Chief Executive Officer